UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                 SCHEDULE 13G

                  UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              (AMENDMENT NO.1)*

          Seven-Up/RC Bottling Company of Southern California, Inc.
-----------------------------------------------------------------------------
                               (Name of Issuer)

                                 Common Stock
   ----------------------------------------------------------------------
                         (Title of Class Securities)

                                  #818043101
                -------------------------------------------------
                                (CUSIP Number)

Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                       (Continued on following page(s))


   CUSIP NO. 818043101

                          13G                             PAGE 2  OF  7  PAGES
                                                              ----   ----



1        NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Dean Witter, Discover & Co.
           IRS No. 36-3145972
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                    (a) / /
         Not Applicable                                                                       (b) / /
3        SEC USE ONLY
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware


    NUMBER OF          5        SOLE VOTING POWER
      SHARES                    -0-
   BENEFICIALLY        6        SHARED VOTING POWER
     OWNED BY                   -0-
      EACH             7        SOLE DISPOSITIVE POWER
    REPORTING                   -0-
     PERSON            8        SHARED DISPOSITIVE POWER
      WITH                      -0-


9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -0-
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                                  / /

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0.00%
12       TYPE OF REPORTING PERSON*
         HC



   CUSIP NO.  818043101
             ----------

                        13G                               PAGE 3   OF 7  PAGES
                                                               ---    ---



1        NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Dean Witter InterCapital Inc.
           IRS No. 13-3680016
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                    (a) / /
         Not Applicable                                                                       (b) / /
3        SEC USE ONLY
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware



    NUMBER OF          5        SOLE VOTING POWER
      SHARES                    -0-
   BENEFICIALLY        6        SHARED VOTING POWER
     OWNED BY                   -0-

      EACH             7        SOLE DISPOSITIVE POWER
    REPORTING                   -0-
     PERSON            8        SHARED DISPOSITIVE POWER
      WITH                      -0-



9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -0-
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                                  / /
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0.00%
12       TYPE OF REPORTING PERSON*
         IA


   CUSIP NO. 818043101
            ----------

                         13G                                PAGE 4  OF 7 PAGES
                                                                ---   ---



1        NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
           Dean Witter Reynolds Inc.
           IRS No. 94-1671384
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                    (a) / /
         Not Applicable                                                                       (b) / /
3        SEC USE ONLY
4        CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware



    NUMBER OF          5        SOLE VOTING POWER
      SHARES                    -0-
   BENEFICIALLY        6        SHARED VOTING POWER
     OWNED BY                   -0-
      EACH             7        SOLE DISPOSITIVE POWER
    REPORTING                   -0-
     PERSON            8        SHARED DISPOSITIVE POWER
      WITH                      -0-



9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -0-
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                                  / /
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0.00%
12       TYPE OF REPORTING PERSON*
         BD




                      AMENDMENT NO. 1 TO SCHEDULE 13G
                      -------------------------------


ITEM I.

  (a)     NAME OF ISSUER:

          Seven-Up/RC Bottling Company of Southern California, Inc.

  (b)     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

          3220 East 26th Street
          Vernon, California 90023-4298

ITEM II.

  (a)     NAME OF PERSON FILING

          (1) Dean Witter, Discover & Co.
          (2) Dean Witter InterCapital Inc.
          (3) Dean Witter Reynolds Inc.

  (b)     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

          (1) Two World Trade Center, New York, NY   10048
          (2) Two World Trade Center, New York, NY   10048
          (3) Two World Trade Center, New York, NY   10048

  (c)     CITIZENSHIP

          (1) Delaware
          (2) Delaware
          (3) Delaware

  (d)     TITLE OF CLASS OF SECURITIES

          Common Stock

  (e)     CUSIP NUMBER

          818043101

ITEM III. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

  (a)     /x/Broker or Dealer registered under Section 15 of the Act
  (b)     / /Bank as defined in section 3(a)(6) of the Act
  (c)     / /Insurance Company as defined in section 3(a)(19) of the Act
  (d)     / /Investment  Company   registered  under  section   8  of  the
             Investment Company Act
  (e)     /x/Investment  Adviser  registered  under  section  203  of  the
             Investment Advisors Act of 1940
  (f)     / /Employee Benefit Plan,  Pension Fund which is  subject to the provision of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Section240.13d-1(b)(1)(ii)(F)
  (g)     /x/Parent Holding  Company, in  accordance with  Section240.13d-
             1(b)(1)(ii)(G)
  (h)     / /Group, in accordance with Section240.13d-1(b)(1)(ii)(H)

ITEM IV. OWNERSHIP

  (a)     Amount Beneficially Owned
          -0-

  (b)     Percent of Class
          -0-

  (c)     Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote
                  -0-

          (ii) shared power to vote or to direct the vote
                  -0-

          (iii) sole power to dispose or to direct the disposition of -0-

          (iv) shared power to dispose or to direct the disposition of -0-


ITEM V. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following /x/.

ITEM 10. CERTIFICATION

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                 SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: May 22, 1997


               /s/ Barry Fink
               --------------------------------------------------
               (Signature)


               --------------------------------------------------
               Barry Fink, Senior Vice President
               Dean Witter InterCapital Inc. on behalf of:

                Dean Witter, Discover & Co.
                Dean Witter InterCapital Inc.
                Dean Witter Reynolds Inc.